AMENDMENT TO
                TRANSFER AGENCY AND SUB-ADMINISTRATION AGREEMENT


         AMENDMENT made as of the 5th day of October, 2004, between American Express Financial Corporation ("AEFC"), a Delaware corporation having its principal place of business at 50611 AXP Financial Center, Minneapolis, MN 55474 and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that Transfer Agency and Sub-Administration Agreement dated October 1, 2003, as amended (the "Agreement"), under which BISYS performs certain management and administration services for the Company. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

         WHEREAS, the Agreement provides that BISYS shall perform such additional services as are mutually agreed upon in writing by the parties;

         WHEREAS, AEFC desires that BISYS perform certain additional services for the Advisory Hedged Opportunity Fund (the "Company");

         WHEREAS, BISYS is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in this Amendment; and

         WHEREAS, BISYS and AEFC wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Company, and to supplement and clarify certain provisions of the Agreement.

         NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

         1.   Service Provider Program Related to the Fund Compliance Program.

         BISYS will provide the following additional services to assist the Company in connection with its obligations under Rule 38a-1 of the Investment Company Act of 1940:

         (a) Perform risk-based testing and an annual assessment of the compliance procedures of each BISYS service group, as applicable, (i.e., transfer agency, fund accounting, administration) that provides services to the Company.

         (b) Provide information reasonably requested by the Board of Trustees (the "Board") in connection with the Board's determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

         (c) Provide reports to the Company's Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

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         2.   Fee.

         In addition to all fees, expenses and miscellaneous fees or charges provided for under the Agreement, BISYS shall be entitled to receive from AEFC the amount set forth on Schedule A hereto, reflecting the amount charged by BISYS for the performance of services in connection with its performance hereunder.

         3.   Miscellaneous.

         (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreements or any provisions of the Agreements that directly cover or indirectly bear upon matters covered under this Amendment.

         (b) Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreements as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreements). No amendment or modification to this Amendment shall be valid unless made in writing and executed by each party hereto.

         (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

         (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                 AMERICAN EXPRESS FINANCIAL CORPORATION



                                 By:
                                     -------------------------------------------
                                 Name:
                                 Title:

                                 BISYS FUND SERVICES OHIO, INC.



                                 By:
                                     -------------------------------------------
                                 Name:
                                 Title:

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                                   SCHEDULE A


                             TO THE AMENDMENT TO THE
                TRANSFER AGENCY AND SUB-ADMINISTRATION AGREEMENT
                 BETWEEN AMERICAN EXPRESS FINANCIAL CORPORATION
                          AND BISYS FUND SERVICES, INC.

                              Dated October 5, 2004

                                       Fee

General

The fee set forth below shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

Service Provider Program Related to Fund Compliance Fee

$10,000 per annum



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